cc:  Information Network Radio, Inc.
      Hollander, Lumer & Co. LLP


As filed with the Securities and Exchange Commission on July 9, 1999

                                                          CIK:  0001084718
                                                      Registration No. 333-77691

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                          PRE-EFFECTIVE AMENDMENT No. 2
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                         Information Network Radio, Inc.
                 (Name of small business issuer in its charter)

         California                        4832                   94-3323226
 (State or jurisdiction of     (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                         114 Sansome Street, Suite 1410
                         San Francisco, California 94104
                                  415.434.1220
              (Address and telephone number of principal executive
                    offices and principal place of business)

                N. John Douglas, Chairman/Chief Executive Officer
                         Information Network Radio, Inc.
                         114 Sansome Street, Suite 1410
                         San Francisco, California 94104
                                  415.434.1220
               (Name, address and telephone of agent for service)

                             ---------------------

                                   Copies to:

                                   Drew Field
                               534 Pacific Avenue
                             San Francisco, CA 94133
                                  415.296.9795

                             ---------------------

        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement.

                             ---------------------

                         CALCULATION OF REGISTRATION FEE
==============================================================================================================
   Title of each                     Dollar          Proposed maximum     Proposed maximum
class of securities               Amount to be       offering price      aggregate offering       Amount of
 to be registered                  registered          per share                price         registration fee
--------------------------------------------------------------------------------------------------------------
Common Stock, without par value    $8,000,000           $100.00              $8,000,000            $2,224

==============================================================================================================

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     If any of the securities on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following: X
              ---
================================================================================

                         INFORMATION NETWORK RADIO, INC.
            Cross-reference Sheet Showing Location in Prospectus of:

                  PART I -- INFORMATION REQUIRED IN PROSPECTUS
       Form SB-2 Item Number and Caption                     Caption in Prospectus
       ---------------------------------                     ---------------------
 1. Front of Registration Statement and
     Outside Front Cover of Prospectus.........       Outside Front Cover Page of  Prospectus
 2. Inside Front and Outside Back Cover
     Pages of Prospectus.......................       Inside Front Cover Page of Prospectus
 3. Summary Information and Risk Factors              Prospectus Summary; Risk Factors
 4. Use of Proceeds.............................      Use of Proceeds
 5. Determination of Offering Price.............      Plan of Distribution -- Determination of Offering Price
 6. Dilution....................................      Dilution
 7. Selling Security Holders....................      Not applicable
 8. Plan of Distribution........................      Plan of Distribution
 9. Legal Proceedings...........................      Business -- Legal Proceedings
10. Directors, Executive Officers, Promoters
      and Control Persons.......................      Management
11.  Security Ownership of Certain Beneficial
       Owners and Management.....................     Principal Shareholders
12.  Description of Securities...................     Description of Common Stock
13.  Interest of Named Experts and Counsel.......     Not applicable
14.  Disclosure of Commission Position on             Management -- Indemnification of
       Indemnification for Securities Act .......        Officers and Directors
15.  Organization Within Last Five Years.........     Organization of the Company
16.  Description of Business.....................     Prospectus Summary; Risk Factors;
                                                      Business; Certain Transactions
17.  Management's Discussion and Analysis
       or Plan of Operation .....................     Management's Plan of Operations
18.  Description of Property...................       Business - Properties/Facilities
19.  Certain Relationships and Related
       Transactions..............................     Certain Transactions
20.  Market for Common Equity and Related
       Stockholder Matters                            Risk Factors; Shares Eligible
                                                        for Future Resale
21.  Executive Compensation......................     Management: Executive Compensation
22.  Financial Statements........................     Index to Financial Statements
23.  Changes In and Disagreements With
       Accountants on Accounting and
       Financial Disclosure......................     None


                                  80,000 SHARES



         [logo, consisting of block letters "IN," with a globe on top of the I, with "RADIO" on one side of the block letters and "Information Network Radio" on the other side]



                                    IN Radio

                                  COMMON STOCK

                                    ---------

     Information Network Radio, Inc. is offering these 80,000 shares of common stock directly to investors, through designated executive officers who will register as sales representatives, where required, and will not receive any commission. There has been no public trading market for the shares and we do not expect there to be one after this offering. Our management has determined this initial public offering price. The terms "IN Radio," "we" or "our" all mean the corporation, Information Network Radio, Inc, its subsidiaries and its predecessor, Information Network Radio, LLC.

     This offering will end when all the shares have been purchased or an earlier date, if we decide to close the offering. The minimum purchase for each investor is 250 shares. We reserve the right to reject any share order form in full or in part.

                                    ---------

                  This offering involves a high degree of risk.
                     See "Risk Factors" beginning on page 4.

                                    ---------

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the shares or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

================================================================================
                             Public           Underwriting
                           Offering           Discounts and          Proceeds to
                             Price             Commissions             IN Radio
--------------------------------------------------------------------------------
  Per Share                 $100.00               None                 $100.00
--------------------------------------------------------------------------------

  Total                   $8,000,000              None                $8,000,000
================================================================================

                                    ---------


                 The date of this Prospectus is___________, 1999

     We have not authorized anyone to give you any information or make any representation that is not in this prospectus. The information in this prospectus is current and correct only as of the date of this prospectus, regardless of the time of its delivery or of any sale of the shares. We are offering to sell, and seeking offers to buy the shares only in jurisdictions where offers and sales are permitted.



                             -----------------------


                                TABLE OF CONTENTS

                                    Page                                    Page
                                    ----                                    ----
Prospectus Summary..................  3  Certain Transactions............... 19
Risk Factors........................  4  Principal Shareowners.............. 20
Use of Proceeds.....................  5  Description of Capital Stock....... 20
Dilution............................  6  Shares Eligible for Future Resale.. 21
Management's Plan of Operation......  7  Plan of Distribution............... 21
Business............................  8  Experts............................ 22
Management.......................... 17  Additional Information............. 22
                                         Index to Financial Statements...... 22

                              ---------------------

     Until         , 1999  (90 days  after  the  date of this  Prospectus),  all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             -----------------------

                               PROSPECTUS SUMMARY


This is a brief overview of the key aspects of the offering:

Our business:

    o IN Radio's business is designing and originating talk-formatted programming for satellite radio broadcasting.

    o We have contracts with the two companies licensed to provide digital satellite transmission directly to vehicles and homes.

    o Satellite radio will provide a new generation of radio service, with signal coverage throughout the continental United States and compact disc quality programming.

    o We are to provide seven channels of talk-formatted programming 24 hours a day, seven days a week.

    o Our revenues will come primarily from selling commercial advertising messages and sponsored programs.


Our development plan:

    o We will build and equip our San Francisco studio, hire and train employees and create programming content.

    o Our contracts require us to send a test signal to the satellite radio companies by June 2000.

    o We are to begin operations in October 2000, after satellites are to have been launched and tested.


How to communicate with us:

     Our office is at 114 Sansome Street, Suite 1410, San Francisco, California 94104. Our telephone number is 415.434.1220, the fax number is 415.434.1280 and our email address is shareowners@informationradio.com.


How to become a shareowner:

     We are offering shares of our common stock directly to selected investors, for a minimum investment of 250 shares at $100 per share, or $25,000. You may become a shareowner by filling out the share order form and returning it with your check for the amount of your investment. When your order has been accepted, we will return a signed copy to you, with an acknowledgment letter. Within a few weeks, you will receive a certificate for your shares. You are invited to call or write John Douglas with any questions.

                                  RISK FACTORS

We need the funds from this offering to start the business on time.

Cost overruns or failure to sell sufficient shares in this offering, or to secure other equity or debt financing on a timely basis could cause us not to be ready when the radio satellites are launched. This would violate our agreements with the satellite radio companies. There is no minimum amount required to be sold in this offering. It could close with less than all $8 million having been sold. We estimate that $4.2 million will be needed to commence commercial operation by the end of 2000.

We expect to have losses and negative cash flow for at least the next four years.

Our business is in an early development stage. We do not expect to begin generating revenues from operations until late 2000. We expect that positive cash flow from operations will not occur before 2002. The satellite radio companies may never commence operations. Even if they do, we may never achieve or sustain profitability. Financial statements in this prospectus have been prepared assuming that we will continue as a going concern.

We may need more money to operate until we reach breakeven. It could be unavailable or costly.

Additional funding may be necessary to reach the point when we would be generating positive cash flow from operations. We could be unable to raise additional capital. Payments of interest and principal on any additional debt or lease financing could delay the time when we are generating positive cash flow. Our estimates of cash flow are based upon assumptions, particularly when satellite radio service will begin and how quickly it is accepted in the market. Actual results may be very different from our assumptions. Whether and how much money we may need will depend upon the actual timing of satellite launches and consumer subscriptions to the satellite services.

Your investment depends upon CD Radio and XM Satellite Radio, companies that have not commenced operations, and our agreements with them.

IN Radio's success is dependent upon the financial strength and ability of CD Radio and XM Satellite Radio to commence and maintain satellite radio service. No one else has the FCC authority to operate a similar service. We have five-year agreements with CD Radio and with XM Satellite Radio. Each agreement has options to extend but extension is not totally within our control and may not be granted. They also have conditions which could cause early termination. Our business could be destroyed or severely harmed by termination of or significant change in these agreements.

Delay in the start of satellite radio operations would increase your risk of loss.

A significant delay in the commencement of operations by CD Radio or XM Satellite Radio would have a material adverse effect on IN Radio. CD Radio announced in February 1999 that its projected start of operations was postponed from April 2000 to the fourth quarter of 2000 because of a shortage in launch vehicles for the satellites, as well as delays and cost increases for the integrated circuits used in its customers' receivers. Further delays could result from any one or more of many causes, such as unanticipated delays associated with obtaining additional FCC authorizations, coordinating use of radio spectrum with Canada and Mexico, inability of the satellite radio companies  to  obtain  necessary  financing  in a timely  manner,  delays  in or modifications to the design, development, construction or testing of radio satellites, the national broadcast studios or other aspects of the satellite radio system, changes of technical specifications, delay in commercial availability of radio cards, S-band radios or miniature satellite dish antennas, failure of the satellite radio's vendors to perform as anticipated or a delayed or unsuccessful satellite launch or deployment.

If satellite radio technology fails, you will lose your investment.

Satellite radio is designed to be broadcast from two or three satellites in geosynchronous or elliptical orbits that transmit identical signals to radio cards or S-band radios through miniature satellite dish antennas. This design involves new applications of existing technology and the satellite radio system may not work as planned. The necessary radio cards, S-band radios and miniature satellite dish antennas are not currently available in production quantities. Signals from both satellites will be blocked and satellite radio reception will diminish in areas with high concentrations of tall buildings and other obstructions, such as in large urban areas, or in tunnels. In urban areas, the satellite radio companies plan to install terrestrial repeating transmitters to rebroadcast the satellite radio signal. Certain areas with impediments to satellite line-of-sight may still experience "dead zones." However, parts of the technologies to be employed by these companies have been used successfully in direct satellite television broadcasting and cable radio. One or more of the technologies to be used by satellite radio companies may become obsolete or their services may not be in demand at the time they are offered. More advanced satellite radio technologies, or broadcast technologies other than satellite radio may be used by media competitors.

Our operating results could be harmed if the initial satellites fail, or have significantly shorter useful lives than 15 years, and if the satellite radio companies have not launched replacement satellites.

Random failure of satellite components could result in damage to or loss of a satellite. In rare cases, satellites could also be damaged or destroyed by electrostatic storms or collisions with other objects in space. If the satellite radio company is required to launch a spare satellite, due to failure of the launch or in-orbit failure of one of the operational satellites, its operational timetable would be delayed for approximately six months or more. The launch or in-orbit failure of two satellites would require the satellite radio company to arrange for additional satellites to be built and could delay the commencement or continuation of the satellite radio's operations for three years or more. The satellites are designed to have useful lives of approximately 15 years, after which their performance is expected to deteriorate. A number of factors will affect the useful lives of the satellites, including the quality of construction, the expected gradual environmental degradation of solar panels, the amount of fuel on board and the durability of component parts.

Radio cards, S-band radios or miniature satellite dish antennas may not be available, delaying our flow of revenue.

The satellite radio companies' business strategies require that subscribers to the service purchase radio cards or S-band radios as well as the associated miniature satellite dish antennas in order to receive the signal. Our revenues could be delayed by a failure to have those products available in sufficient quantities, in a timely manner and at an affordable price. These products are not now available in production quantities, although major consumer electronics manufacturers have contracted to manufacture them for retail sale in the United States. The FCC satellite radio licenses are conditioned upon receivers being available which will operate on both of the significantly different transmission technologies planned by the two satellite radio companies.

There may not be enough demand for satellite radio to make us profitable.

The consumer demand for satellite radio service may not be sufficient for IN Radio to achieve significant revenues or positive cash flow or profitable operations. There is currently no satellite radio service in commercial operation for consumers in the United States. As a result, the extent of the potential demand for such a service and the degree to which the proposed service will meet the demand is difficult to estimate. Factors beyond our control will affect the success of satellite radio in gaining market acceptance, including the willingness of consumers to pay subscription fees to obtain satellite radio broadcast; the cost, availability and consumer acceptance of radio cards, S-band radios and miniature satellite dish antennas; the marketing and pricing strategies of audio media competitors; the development of alternative technologies or services and general economic conditions.

Development and operation of the business are highly dependent on the services of N. John Douglas, with whom we have no employment contract.

N. John Douglas, Chairman and Chief Executive Officer, is responsible for IN Radio's overall direction and strategic planning. The loss of the services of Mr. Douglas would have a material adverse effect upon our business and prospects. Mr. Douglas does not have an employment agreement with IN Radio and we have no insurance on his life. He is the major shareowner.

Satellite radio could be subject to signal theft.

The satellite radio signal, like all broadcasts, is subject to piracy. Signal theft, if widespread, could be commercially harmful to the satellite radio companies and IN Radio. The satellite radio companies plan to use state-of-the-art encryption technology to mitigate signal theft. They do not believe that this technology is infallible.


                                 USE OF PROCEEDS

The net proceeds to IN Radio from this offering are estimated to be approximately $7.85 million after deducting estimated expenses of $150,000 for registration fees, legal and accounting fees, costs of printing, copying and postage and other offering costs. We plan to use these proceeds to pay for pre-operational development expenses, working capital and to cover expected net cash outflow from the date our operations begin through our projected 2002 breakeven point and self-supporting positive cash flow. If less than all the shares offered are sold, these areour planned allocations:

         Planned Use of Proceeds              Allocation if These Percentages of the Offering are Sold
         -----------------------              --------------------------------------------------------
                                                 25%           50%            75%               100%
                                                 ---           ---            ---               ----
  Pre-operational development expenses       $1,500,000    $1,500,000      $1,500,000       $1,500,000
  Working Capital                               350,000       500,000         500,000          500,000
  Net operating cash outflow to breakeven        ---        1,850,000       3,850,000        5,850,000

The components of our pre-operational development expenses are: employee compensation - 73%, rent - 10%, leased equipment - 5%, advertising -1% and other expenses - 11%. Working capital includes rent deposits - 20%, advances on leases
- 60% and miscellaneous items and reserves - 20%. The components of the expected net operating cash outflow to breakeven, and the percentages of proceeds (and any other financing that may be used) are: employee compensation - 69%, rent - 4%, leased equipment - 4%, advertising - 10% and other expenses -13%. If less than 100% of this offering is sold, or if our cash outflows are higher than our estimate, we plan to fund the shortfall by a further share offering or by debt.


                                    DILUTION

         The public offering price per share is substantially higher than the net tangible book value per share of our common stock. Purchasers of shares in this offering will experience immediate and substantial dilution in the pro forma net tangible book value per share. The issuance of additional equity securities could also cause substantial dilution of the ownership interest of purchasers of the shares offered by this prospectus.

     On March 31, 1999 IN Radio had a net tangible book value of ($23,749) or ($.20) per share. The net tangible book value per share is equal to its total tangible assets, less its total liabilities and divided by its total number of shares of common stock outstanding. We have computed a pro forma net tangible book value on the same date, by giving effect to the sale of all the shares in this offering and the application of the estimated net offering proceeds. That pro forma net tangible book value would have been $7,826,251, or $39.17 per share. This represents an immediate increase in net tangible book value of $39.37 per share to existing shareowners and an immediate dilution of $60.83 per share to new shareowners in this offering. The following table illustrates this dilution to new shareowners:

Public offering price per share......................                  $100.00
     Net tangible book value per share                                   (0.20)
     Increase in net tangible book value per share
       attributed to new investors...................                    39.37
                                                                       -------
Pro forma net tangible book value per share
     after this offering.............................                    39.17
                                                                       -------
Net tangible book value dilution per share
     to new investors................................                  $ 60.83
                                                                       =======

     The following  table shows,  on a pro forma basis as of March 31, 1999, the difference  between  existing  shareowners and new shareowners in this offering, with respect to the number of shares purchased, the total consideration paid and the average price paid per share:
                                         Shares Purchased          Total Consideration
                                     -------------------------   ----------------------   Average Price
                                       Number        Percent       Amount     Percent       Per Share
                                     -----------  ------------   ---------- -----------   -------------
  Existing Shareowners......          119,825          60.00     $   10,000     0.12%      $   0.08
  New Shareowners...........           80,000          40.00      8,000,000    99.88         100.00
                                     -----------  ------------   ---------- -----------     ---------


     Total..................          199,825         100.00%    $8,010,000   100.00%
                                     ===========  ============   ========== ===========

The calculations in these tables include our issuance of shares for intangible assets and services. The effect of this was to increase the number of shares held by existing shareowners, with no change in the amount of net tangible assets. This increased the dilution to new shareowners by nearly $.02 per share.

                         MANAGEMENT'S PLAN OF OPERATION

         Our plan of operation is linked to the schedules of the satellite radio companies. We are planning to be ready for transmitting a test signal to them by June 2000 and programming by October 2000, when CD Radio has projected its service will begin. XM Satellite Radio is forecasted to commence no later than six months after CD Radio's initial satellite broadcast service.

Development of the Business Up to Now. We began as a limited liability company on September 18, 1998 and incorporated the business March 9, 1999. The financial statements in this Prospectus are for the period from September 18, 1998 through March 31, 1999. Our development during that time has primarily included creating the working relationships with XM Satellite Radio, CD Radio and Nightingale-Conant and completing the agreements with them. We have also been working with a marketing consultant and others in planning, locating studio facilities and equipment, formulating programs and identifying prospective employees and suppliers.

Plan for Development Until we Begin Operations. We must be ready to deliver programming when the satellite radio companies begin operations, or our agreements with them terminate. CD Radio currently expects that to be October 1, 2000 and XM Satellite Radio in early 2001. Our agreement with Nightingale-Conant will terminate if we do not begin broadcasting by June 30, 2001. Our development from now until we are scheduled to begin operations will focus on designing and constructing the studio facility, hiring and training about 165 employees, designing the programming schedules, creating and acquiring programming content, contracting with numerous suppliers and testing all parts of the proposed operation. We need to go from no employees or facilities to a full complement for operating seven channels of radio broadcasting 24 hours a day, seven days a week.

Our Cash Requirements. Proceeds from sale of all the shares in this offering would satisfy our expected cash requirements during our pre-operational period and also fund the business until 2002, when we plan to be receiving more cash from operations than we are paying. We would not need to raise additional funds to meet our commitments. If the proceeds from this offering are less than $2,000,000, we would need money from another source to begin operations on time. Proceeds from this offering of more than $2,000,000, but less than the full $8,000,000 would require us to raise additional capital to cover net cash outflow during the first two years of operations. Our Chief Executive Officer and Chief Financial Officer have committed to providing any funding necessary during the next twelve months, to the extent it is not available from this offering or other sources. We currently plan a second public offering of common stock after operations commence. Our financial statements are presented as a going concern on the basis that funding will be available.

         The following table describes our estimated uses of funds through 2002, when we project reaching positive cash flow from operations.  This projection is forward-looking and could vary, perhaps substantially,  from actual results, due to events outside our control, including unexpected costs and unforeseen delays.
                                      Uses of Funds (in millions)
                                                                       From this             Total uses
                                                                       Offering               of funds
                                                                       --------              -----------
Leasehold capital improvements and equipment                                                  $ 2.20(a)
Estimated costs of this offering                                        $0.15                   0.15
Working capital                                                          0.50                   0.50
Operating expenses until operations commence                             1.50                   1.50
Losses until there is positive cash flow from operations                 5.85(b)                5.85(b)
                                                                         ----                  -----
Total uses                                                              $8.00                 $10.20
                                                                         ====                  =====

(a) We expect to finance these through debt and/or lease financing.
(b) This includes our estimate of funds needed to cover negative cash flow until the projected breakeven in 2002.

                                    BUSINESS

         IN Radio is a satellite radio network programming company. We will provide talk-formatted programming to a new multi-channel radio service that broadcasts directly from satellites to vehicles and homes.

         IN Radio was formed September 18, 1998 as Information Network Radio, LLC, a Delaware limited liability company. Information Network Radio, Inc. was incorporated under California law on March 9, 1999 and is the successor to Information Network Radio, LLC. IN Radio has two wholly-owned subsidiaries, Personal Achievement Live, LLC, formed as a Delaware limited liability company March 4, 1998 and AsiaOne Network, LLC, formed as a Delaware limited liability company August 10, 1998.

         In October 1997, two companies were granted licenses from the Federal Communication Commission after an auction process to build, launch and operate national satellite radio broadcast systems. The FCC licenses cost CD Radio $83 million and XM Satellite Radio $89 million. Each company plans to have up to 100 channels of which 50 channels will be commercial-free, compact disc quality music programming and up to 50 will be advertiser-supported channels of non-music programming including news, sports, and talk.

         We have  agreements  to  broadcast  five  channels  on CD Radio and two channels on XM Satellite  Radio.  (The  agreement for two channels with CD Radio was  initially  with our  subsidiary,  Personal  Achievement  Live,  LLC and the agreement with XM Satellite  Radio was initially with our  subsidiary,  AsiaOne,
LLC.  These  subsidiaries  have had no  activity  and the  agreements  have been assigned to the parent company,  with required consents.) We plan to develop and offer the following wide range of  informational  talk programming on a 24-hour,
7-day/week basis:
--------------------------------------------- -------------------------------- ------------------------------
             Programming Format                     Target Demographics             Satellite Operator
--------------------------------------------- -------------------------------- ------------------------------
BEST                                                      25 - 54                        CD Radio
--------------------------------------------- -------------------------------- ------------------------------
Cruisin'(And Having Fun)                                    45+                          CD Radio

--------------------------------------------- -------------------------------- ------------------------------
China Wave                                           Chinese Americans              XM Satellite Radio
--------------------------------------------- -------------------------------- ------------------------------
Especially Women...                                     Women, 25 - 54                   CD Radio

--------------------------------------------- -------------------------------- ------------------------------
Information First!
(Success Tools For African Americans)                African Americans                   CD Radio
--------------------------------------------- -------------------------------- ------------------------------
Personal Achievement Live                                 25 - 54                        CD Radio
--------------------------------------------- -------------------------------- ------------------------------
Taj Radio Network
(Home Away From Home)                                  Asian Indians                XM Satellite Radio
--------------------------------------------- -------------------------------- ------------------------------

IN Radio will have multiple state-of-the-art radio production studios in our San Francisco national broadcast facility. We will be able to create, edit, store, and transmit high-quality, digital programming to either the CD Radio (New York
City) or XM Satellite Radio (Washington, D.C.) national studios. We will also have eight regional "micro" studios in New York, Washington D.C., Atlanta, Chicago, Dallas, Detroit, Los Angeles, and Denver for regional/national sales departments, local/regional news bureaus and talk interview studios.

                         The Satellite Radio Opportunity

         The last major advance in radio technology was the introduction of FM broadcasts and FM multiplexed sound in the 1940's and 1950's. Television technology has meanwhile advanced steadily, from black and white to color, from broadcast to cable, and from ordinary to high-definition television. Satellite radio could provide a new generation of radio service, offering a wide variety of music formats available on demand, nearly seamless signal coverage throughout the United States and commercial-free, compact disc quality music programming. In addition, this service will provide a wide variety of targeted talk formats that may not be economically viable in local markets, yet could have a strong national following. The satellite radio industry's planned multiplicity of formats is currently not available in any market within the United States.

         CD Radio's service is primarily for motorists and XM Satellite Radio's service is primarily for radios in homes or other buildings. The Yankee Group, a Boston-based market research organization, estimates that there will be approximately 200 million registered private motor vehicles in the United States by the end of 2000, when CD Radio expects to commence broadcasting. At present, approximately 89% of all private vehicles have a radio that could easily receive satellite radio type broadcasts, according to a Bear Stearns & Co., Inc. Equity Research Report, "CD Radio, Inc.," dated September 2, 1998. CD Radio, in its November 20, 1997 common stock prospectus, targeted a number of demographic groups among the drivers of these vehicles. The group included 110 million commuters, 34 million of whom spend between one and two hours commuting daily, three million truck drivers and three million owners of recreational vehicles. This Prospectus also stated that almost all vehicles contain either a cassette or a compact disc player, but 87% of automobile commuters still listened to the radio an average of 50 minutes a day while commuting. Between 95% and 98% of all Americans age 12 and up listen to radio every week, and 75% listen on a daily basis, according to The Arbitron Company, a New York City broadcast industry ratings organization, as reported in an October 10, 1998 press release from XM Satellite Radio. A typical listener spends three hours and 20 minutes each day listening to the radio, which is more than 22 hours a week and more than 1,200 hours a year, according to the Radio Advertising Bureau, and there are about 104 million listeners outside of radio's top 50 markets. That includes markets like Dayton, Ohio (#54 with 28 stations), Richmond, Virginia (#56 with 26 stations) and Tucson, Arizona (#61 with 28 stations) according to the third edition of BIA Research's publication, "Investing in Radio Market Report, 1998."

         We  expect  that  the  satellite   radio   industry's  wide  choice  of
programming will appeal to a large number of currently underserved listeners. The economics of the existing advertiser-supported local radio industry dictate that radio stations generally program for the greatest potential audience in their limited geographic range. Even in the largest metropolitan areas, station formats are limited. According to Item 1 of CD Radio's 1998 Form 10-K, filed with the SEC:

   o Nearly half of all commercial radio stations in the United States offer one of only three formats: country, adult contemporary and news/talk, and the next three most prevalent formats account for another 30% of all stations.

   o Approximately 30% of sales of recorded music in 1996 were in niche music categories such as classical, jazz, rap, gospel, oldies, soundtracks, new age and children's. Those formats are generally unavailable on existing radio stations.

According to XM Satellite Radio, based on Nashville's M Street Radio Directory Data, over half of the 30 most popular music formats are not even available in New York City, the largest radio market in the United States.

         Due to the limited coverage area of conventional radio broadcasting, listeners often travel beyond the range of any single station. Conventional FM stations have an average range of only approximately 30 miles before reception fades. Satellite radio's signal is designed to cover the entire continental United States, enabling listeners almost always to remain within its broadcast range. Delivery systems are designed to permit satellite radio to be received by motorists in all outdoor locations where a vehicle has an unobstructed line-of-sight with one of the satellites or are within range of one of the terrestrial repeating transmitters located in major markets.

         The satellite radio industry will also be able to serve underserved geographic radio markets. According to CD Radio's 1998 Form 10-K, there are more than 45 million people in the United States aged 12 and over living in areas with such limited radio station coverage that the areas are not monitored by Arbitron. CD Radio believes that approximately 22 million people receive five or fewer FM stations, 1.6 million receive only one FM station and at least one million people receive no FM stations. This segment of the population also has a limited choice of radio music formats and is one of the satellite radio industry's primary target markets.

                           The Satellite Radio Service

         The satellite radio industry will offer consumers: (i) a wide range of finely focused music and talk programs in digital form; (ii) nearly seamless signal coverage throughout the continental United States; (iii) commercial-free or very low commercial inventory music programming; and (iv) plug and play convenience and/or replacement radios. The following description of the service is summarized from the 1998 Form 10-K filed with the SEC by CD Radio.

Wide Choice of Programming. Both CD Radio and XM Satellite Radio will have 50 music channels, each with distinctive formats, such as opera, reggae, classic jazz, and children's entertainment, intended to cater to specific subscriber tastes. The talk channels will also have a wide range of programming. In most markets, radio broadcasters target their programming to broad audience segments. Even in the largest metropolitan markets the variety of station formats generally is limited, and many of the satellite radio industry's planned formats are not available.

"Seamless" Signal Coverage. The satellite radio service will be available throughout the continental United States, enabling listeners almost always to be within its broadcast range. We expect that its nearly seamless signal will appeal to motorists who frequently travel long distances, including truck drivers and recreational vehicle owners, as well as commuters and others who outdrive the range of their FM signals. Satellite radio broadcasts are expected to appeal to the 45 million consumers who live in areas that currently receive only a small number of FM stations. Even in dense, urban cores with skyscraper buildings, satellite radio, with digital signals and terrestrial repeaters, will probably outperform local stations which often suffer from "ghosting" and "shadowing" effects.

Commercial-Free Music Programming. CD Radio and probably XM Satellite Radio will provide commercial-free music programming. A principal complaint of radio listeners concerning conventional broadcast radio is the frequency of commercials. Satellite radios, unlike most commercial AM and FM stations, will probably be on a subscription of about $9.95/month and not an advertiser-supported service. Music channels will most likely not contain commercials. Talk channels will include commercials. The success models for this concept are the premium services on satellite television and cable that are commercial free, but subscriber based.

The Receivers. Subscribers will receive satellite radio programming initially by purchasing specially designed radio receivers for their existing vehicles and later through a new generation of three-band radios installed in new vehicles by major automotive manufacturers. In the automotive aftermarket, subscribers will initially have the choice of one of three different receiving devices for their cars -- an FM modulated receiver, a three-band receiver and a radio card. All these receivers will visually display the channel and format selected, as well as the title, recording artist and album title of the musical selection being played.

   o FM Modulated Receivers. The FM modulated receiver will be usable in all vehicles which have an FM radio, or approximately 95% of all U.S.
         vehicles. Each FM modulated receiver will operate with a downlink processor, or 'DLP,' that will be approximately the size of a 35mm camera, and will be mounted either in the vehicle's trunk, behind the dashboard or under a seat. The retail price of this FM modulated receiver (including the DLP), with a hard-wired satellite antenna and professional installation, will be approximately $299.

   o Three-Band Receivers. A receiver capable of receiving AM, FM and satellite radio broadcasts is expected to be available. In appearance, this three-band receiver will be nearly identical to existing aftermarket car stereos and will permit the user to listen to AM, FM, or satellite radio with the push of a button. Like existing conventional radios, a number of these three-band receivers may also incorporate cassette or compact disc players. The retail price of these receivers, including the DLP, antenna and professional installation, is expected to be approximately $150 more than similar receivers which are not capable of receiving satellite radio broadcasts.

   o Radio Cards. CD Radio's wireless adapter, or radio card, will not require professional installation and will be usable by all vehicles in the United States equipped with a cassette player, which represent approximately 65% of all vehicles on the road. Each radio card will include two components -- the radio card adapter, which will insert into existing cassette slots, and a wireless version of the satellite radio antenna. The radio card will be designed so that it can be removed by pushing the cassette player's 'eject' button. We expect the radio card, including the wireless satellite antenna, will be sold though electronics superstores, mass merchant stores and direct marketing channels, such as the Internet, for approximately $199.

     XM Satellite Radio has announced that Sharp Corp., Pioneer Electronics Corp., and Alpine Electronics, Inc. will build the receiver units for its service. CD Radio has Delphi Electronics Systems (Delco brand) and Recoton Corp. (Jensen, Advent, AR/Acoustic Research and Interact brands) as suppliers of their receiver units. XM Satellite Radio and CD Radio have both recently announced exclusive agreements with General Motors and Ford brands, respectively, for installing the three-band receivers in new cards and trucks as early as the first quarter of 2001.


                       The Satellite Radio Delivery System

     XM Satellite Radio and CD Radio have designed delivery systems to transmit an identical signal from two satellites placed in geosynchronous and low attitude, elliptical orbits, respectively. In the case of CD Radio, a third satellite will also be in a low altitude, elliptical orbit, but only two of the three satellites will have a "footprint" of the continental United States at any one time. The two-satellite systems will permit both operators to provide "seamless" signal coverage throughout the continental United States. This means that listeners will almost always be within the broadcast range of satellite radio, unlike current FM and AM radio broadcasts, which have a limited range. The systems are designed to provide clear reception in most areas despite variations in terrain, buildings and other obstructions. The systems are designed to enable motorists to receive satellite radio in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of the satellites or is within range of one of the terrestrial repeating transmitters. These broadcast repeaters will supplement the satellites with a terrestrial network that will fill in gaps in satellite coverage caused by tall buildings and other obstructions in urban areas.

         The portion of the S-band located between 2320 MHz and 2345 MHz has been allocated by the FCC exclusively for national satellite radio broadcasts. This portion of the spectrum was selected because there are virtually no other users of this frequency band in the United States, thus minimizing potential signal interference. In addition, this frequency band is relatively immune to weather-related attenuation, which is not the case with higher frequencies. XM Satellite Radio's three satellites (two for launch and one spare) will be built by Hughes Space & Communications and Alcatel Espace, while CD Radio's four satellites (three for launch and one spare) will be built by Loral Space & Communications. CD Radio has contracted with Lucent Technologies to design and build the microchips for its satellite radio system, while XM Satellite Radio will be using STMicroelectronics.

                     The Satellite Radio Programming Service

CD Radio and XM Satellite Radio will each have 50 music channels. Each channel will be operated as a "separate radio station" with a distinct format. Certain music channels will offer continuous music while others will have program hosts, depending on the type of music programming. CD Radio will offer a wide range of music categories, such as:

--------------------------------------------------------------------------------
                                50 MUSIC CHANNELS
--------------------------------------------------------------------------------
    o  Symphonic                             o   Tropical
---------------------------------------- ---------------------------------------
    o  Chamber Music                         o   Latin Contemporary
---------------------------------------- ---------------------------------------
    o  Opera/Classical Voices                o   Merengue
---------------------------------------- ---------------------------------------
    o  Top of the Charts                     o   Boleros
---------------------------------------- ---------------------------------------
    o  50's Hits                             o   Mexicana
---------------------------------------- ---------------------------------------
    o  60'S Hits                             o   Rock en Espanol
---------------------------------------- ---------------------------------------
    o  70's Hits                             o   Tex Mex
---------------------------------------- ---------------------------------------
    o  80's Hits                             o   Cumbia
---------------------------------------- ---------------------------------------
    o  90's Hits                             o   Latin Jazz
---------------------------------------- ---------------------------------------
    o  Soft Rock                             o   Today's Country
---------------------------------------- ---------------------------------------
    o  Love Songs                            o   Country Gold
---------------------------------------- ---------------------------------------
    o  Singers & Songs                       o   Traditional Country
---------------------------------------- ---------------------------------------
    o  Beautiful Instrumentals               o   Folk Rock
---------------------------------------- ---------------------------------------
    o  Broadway's Best                       o   Alternative Rock I
---------------------------------------- ---------------------------------------
    o  Big Band/Swing                        o   Alternative Rock II
---------------------------------------- ---------------------------------------
    o  Classic Jazz                          o   Classic Rock I
---------------------------------------- ---------------------------------------
    o  Contemporary Jazz                     o   Classic Rock II
---------------------------------------- ---------------------------------------
    o  NAC Jazz                              o   Album Rock
---------------------------------------- ---------------------------------------
    o  New Age                               o   Hard Rock/Metal
---------------------------------------- ---------------------------------------
    o  Soul Ballads                          o   Blues
---------------------------------------- ---------------------------------------
    o  Classic Soul Hits                     o   Reggae
---------------------------------------- ---------------------------------------
    o  R&B Oldies                            o   World Beat
---------------------------------------- ---------------------------------------
    o  Urban Contemporary                    o   Gospel
---------------------------------------- ---------------------------------------
    o  Rap/Hip Hop                           o   Contemporary Christian
---------------------------------------- ---------------------------------------
    o  Dance                                 o   Children
----------------------------------------- --------------------------------------

               Information Network Radio's Programming Channels
15

There will be 50 non-music formats on CD Radio and 20 to 50 on XM Satellite Radio. We will have five of those channels on CD Radio and two on XM Satellite Radio. This is a description of our planned programming formats for these satellite radio channels:

Especially Women...

         This format is aimed at women (25-54), who constitute as a whole approximately 52% of the total population. According to the Small Business Administration, the number of women-owned businesses increased 89% between 1987 and 1997. They increased revenues by 209% and increased their total number of employees by 262%.

         The programming will be directed at women in a similar manner as cable TV's Lifetime Channel. Subjects of particular interest to women will be programmed through a talk format. IN Radio anticipates creating alliances with a cross section of the nation's most successful magazine publishers and women's Internet sites, such as women.com.

Personal Achievement Live (PAL)

         PAL is primarily targeted at adults aged 25 to 54. The format will be talk with subject matter aimed at positive thinking, self-help, motivation, improving success and business skills, and healthy lifestyles. Speakers on the air will be well-known, national motivational speakers in different segments, ranging from health to wealth. In addition, PAL has the exclusive satellite radio rights to Nightingale-Conant's library of audio tape material, as described under "Programming Content Agreements." Nightingale-Conant, located in Niles, Illinois, has been the leader in the development and syndication of personal development audio tapes for decades, as reported in Marketdata Enterprises, Inc. February 1997 research report, "The U.S. Market for Self-Improvement Products and Services."

Information First! (Success Tools for African Americans)

         This format is aimed at upwardly mobile African Americans. Approximately 12% of the U.S. population is African American. Approximately 41% of African Americans have an annual income over $35,000. The programming format of Information First! will be talk. The content is anticipated to include topics ranging from relationships, business, money management, careers, investment strategies, politics, education, history, entertainment and the arts. The format will program an array of features aimed at African Americans. IN Radio plans to form a strategic relationship with NetNoir Online, the leading African American web site, which is partially owned by America Online, and with Black Enterprise Magazine.

Cruisin' (And Having Fun)

         Cruisin' is primarily aimed at the 45 plus age group and particularly the baby boomers who started to turn fifty in 1996. "Seniors," usually defined as over 50, is a growing demographic group that will control more spending power than any other group in the near future. There are currently 93 million seniors in the U.S. and 76 million baby boomers will join this group between 1996 - 2002. Approximately 77% of all assets in the U.S.
belong to people over the age of 55.

         The programming on Cruisin' will include a wide variety of formats: talk, lectures, debates, call-ins, entertainment, sports, etc. The content is expected to include politics, estate planning, travel, health, and books. However, throughout the programming the focus will be on the viewpoint of the targeted age group. IN Radio plans to form strategic alliances with key organizations, magazines, and Internet providers.

BEST

         "BEST." This channel will be formatted with sponsored programming only. The programs will range from special events to live business broadcasts.

Taj Radio Network (Home Away From Home)

This channel will be programmed in English and Hindi targeting listeners in the United States with ties to India. They are highly educated, with 52% of Asian Indians having college degrees, and their leading professions are medicine, research, technology, and academia. There are over one million Asian Indians in the U.S. and this population figure grew by 126% between 1980 and 1990. This demographic group has a median household income more than 22% above the general population with strong values on education and entrepreneurship. IN Radio will have Cyrus Bharucha, former President of TV Asia, to head the channel and plan the programming content.

China Wave

China Wave will program a wide variety of talk and music subjects programmed primarily in Mandarin. The format will be specially tailored to the interest and needs of the Chinese population of the U.S. The largest segment of the Asian
American population is of Chinese descent. The only larger ethnic groups are Hispanic and African American. In 1990, according to the U.S. Census, the population numbered more than 1.6 million, an increase of 104% from 1980. The current level is estimated to be greater than 3 million. In 91% of Chinese American households, a language other than English was spoken at home. IN Radio has targeted Jay "Stone" Shih, a leading producer and syndicator of Chinese American programming to China, to head this channel.

Other Talk Format Programmers

CD Radio and XM Satellite Radio have signed lease agreements with other companies to program other non-music channels. A selection of these programming agreements are:

   o USA TODAY, the nation's largest-selling daily newspaper, will provide, exclusively for XM Satellite Radio, its expertise for a news and information channel.

   o Salem Communications, the nation's premier Christian broadcaster, will create three distinctive, high-quality channels exclusively for XM Satellite Radio, including contemporary general interest Christian talk focusing on current events and traditional Christian themes.

   o Bloomberg L.P. entered into agreements in which both CD Radio and XM Satellite Radio will carry Bloomberg's 24-hour news and information service on one of its broadcast channels and Bloomberg will custom-design a second channel for CD Radio.

   o CD Radio also signed an agreement with C-SPAN in which CD Radio will carry C-SPAN 24-hours on one of its channels. C-SPAN currently provides video-programming services related to national, literary, cultural and international affairs.

   o Classic Radio, recently acquired by Audio Books, also entered into an agreement with CD Radio. Classic Radio will provide 24-hour programming of exclusively old time radio programs such as "The Shadow", "Dragnet", "Gunsmoke", and many others.

   o CD Radio entered an agreement with Sports Byline USA. Sports Byline USA will program national sports programming, including live talk shows, interviews and features 24 hours a day.

   o Hispanic Radio Network will program on two of CD Radio's channels. La Red Hispana and the Hispanic Radio Network will also be carried 24 hours a day.

   o National Public Radio will have up to four channels on CD Radio, on an exclusive basis.

   o CD Radio and Public Radio International have signed an agreement to develop exclusive programming.

This is a description of the talk and some music formats that will be programmed by third party sources:
---------------- ---------------------------------------------- -------------------------- --------------------------
 # of
Channels                         Programmer                             Format                 Satellite Radio
---------------- ---------------------------------------------- -------------------------- --------------------------
       5         IN Radio                                       Various Talk               CD Radio
---------------- ---------------------------------------------- -------------------------- --------------------------
       2         IN Radio (Asia One Network)                    Asian                      XM Satellite Radio
---------------- ---------------------------------------------- -------------------------- --------------------------
       1         USA Today                                      News                       XM Satellite Radio

---------------- ---------------------------------------------- -------------------------- --------------------------
       2         Fox/Liberty Networks; Cox Communications;      Speedvision/Outdoor
                 Comcast and MediaOne                           Life                       CD Radio
---------------- ---------------------------------------------- -------------------------- --------------------------
       5         Heftel Broadcasting                            Spanish Music              XM Satellite Radio
---------------- ---------------------------------------------- -------------------------- --------------------------
       2         Bloomberg News Radio                           Business News              CD Radio
---------------- ---------------------------------------------- -------------------------- --------------------------
       1         Bloomberg News Radio                           Business News              XM Satellite Radio
---------------- ---------------------------------------------- -------------------------- --------------------------
       3         Salem Communications                           Religion (includes 2       XM Satellite Radio
                                                                music channels)
---------------- ---------------------------------------------- -------------------------- --------------------------

17


---------------- ---------------------------------------------- -------------------------- --------------------------
       1         C-SPAN Radio                                   Public Affairs             XM Satellite Radio
---------------- ---------------------------------------------- -------------------------- --------------------------
       2         C-SPAN Radio                                   Public Affairs             CD Radio
---------------- ---------------------------------------------- -------------------------- --------------------------
       2         World Radio Network World News                 World News                 CD Radio
---------------- ---------------------------------------------- -------------------------- --------------------------
       4         BET/Radio One                                  African American Talk      XM Satellite Radio
                                                                (includes 3 music
                                                                channels)
---------------- ---------------------------------------------- -------------------------- --------------------------
       1         One-on-One Sports                              Sports                     XM Satellite Radio
---------------- ---------------------------------------------- -------------------------- --------------------------
       3         Time Warner                                    CNN (Sports Illustrated)   XM Satellite Radio
                                                                CNN fn (Financial)
                                                                CNN en Espanol
---------------- ---------------------------------------------- -------------------------- --------------------------
       2         Hispanic Radio Network                         Spanish                    CD Radio
---------------- ---------------------------------------------- -------------------------- --------------------------
       1         Sports Byline U.S.A.                           Sports                     CD Radio
---------------- ---------------------------------------------- -------------------------- --------------------------
       1         Audio Books                                    Classical Radio            CD Radio
---------------- ---------------------------------------------- -------------------------- --------------------------
       4         National Public Radio                          Talk                       CD Radio
---------------- ---------------------------------------------- -------------------------- --------------------------
       1         Public Radio International                     Talk                       CD Radio
---------------- ---------------------------------------------- -------------------------- --------------------------
  Total - 43
---------------- ---------------------------------------------- -------------------------- --------------------------

                               Essential Contracts

         Our business is developing and producing audio programming for digital satellite transmission. We have signed contracts with each of the two companies licensed by the FCC for satellite radio transmission. We also have signed contracts with certain suppliers of program content.

Broadcast Contracts. CD Radio has licensed programming from us for five of its 50 channels of news, sports and talk channels. (CD Radio's other 50 channels are commercial-free music formats, which CD Radio will produce itself.) XM Satellite Radio and IN Radio have a "Programming Partner Agreement" for two of their channels (they may transmit as many as 100 channels, including 50 music channels.)

         This is a brief description of the contracts we have with both CD Radio and XM Satellite Radio:
Subject                   CD Radio                            XM Satellite Radio
---------    ---------------------------------------     -----------------------------
Length       Five years from when service                Five years from when service begins,
  of         begins, with automatic two-year             with two one-year renewals, if XM's
contract*    renewals, unless either terminates          revenue share meets agreed levels

Cost         CD Radio gets time for com-                 XM gets a percentage of net adver-
  to         mercials, increasing to 50%                 tising revenues, increasing to 50%
IN Radio     of all commercial inventory                 in the third, fourth and fifth years
             in year 5

*All these contracts may be terminated earlier by a failure to perform, such as our ceasing to furnish programming or changing the programming format without their consent. The agreements may also be terminated by us if the necessary regulatory approvals are not available for operating the satellite radio service.

CD Radio. Our agreements with CD Radio have us providing formatting for five channels of satellite radio broadcasting, 24 hours a day, seven days a week. We pay CD Radio in broadcasting time allocated for commercials. They can either sell that commercial time or use it internally for promotional purposes. The amount of commercial time graduates from one minute per hour in the first and second years of operations, to three in the third, four in the fourth, five in the fifth and to half of all commercial time after the fifth year.

         CD Radio was incorporated in 1990 as Satellite CD Radio, Inc. and changed to its current name in 1992. It is publicly traded on the NASDAQ National Market System under the symbol CDRD. On May 18, 1999, CD Radio announced the closing of a $200 million debt offering, which brought its total pre-operational funding to $1 billion. On June 15, 1999, CD Radio and Ford Motor Company issued a news release announcing a "partnership" to have factory-installed satellite radio receivers in all Ford, Lincoln, Mercury, Mazda, Jaguar, Aston

Martin and Volvo cars and trucks. Additional information is in CD Radio's June 15, 1999 Form 8-K, filed with the SEC.

XM Satellite Radio. We have one agreement with XM Satellite Radio to broadcast two formats, China Wave and Taj Radio Network (Asian Indian). The contract has a five-year term commencing the day XM Satellite Radio starts broadcasting. We have all rights to advertising and sponsorship and may have a maximum twelve minutes per hour of advertising.

XM Satellite Radio is based in Washington, D.C. and was founded in 1992 as American Mobile Radio corporation. XM Satellite Radio is owned by American Mobile Satellite Corp. (publicly traded on the NASDAQ National Market System under the symbol SKYC). On June 8, 1999, XM Satellite Radio issued a press release, announcing a combined investment commitment of $250 million from Clear Channel Communications Inc.; DIRECTTV, Inc., a unit of Hughes Electronics Corporation; General Motors Corporation and a private investment group comprised of Columbia Capital, Telcom Ventures L.L.C. and Madison Dearborn Partners. XM Satellite also announced a long-term distribution agreement, which will factory install receivers manufactured by XM Satellite Radio's consumer electronics partners, in GM cars and trucks. Additional information is in American Mobile Satellite Corp.'s June 9, 1999 Form 8-K, filed with the SEC and in the description of XM Satellite in its Form 10-K for 1998.

Programming Content Agreements. Most of the programming for the seven satellite radio channels will be created by our own staff. In addition, we expect to have agreements from time to time with the owners of audio and other media content that fits within our formats.

     We have an exclusive agreement for programming content with Nightingale-Conant, the leading publisher of sound recordings on personal achievement subjects such as success, health, inner self, wealth and business. (As reported by Marketdata Enterprises, Inc., Tampa, Florida, in its February 1997 "The U.S. Market for Self-Improvement Products and Services.") The agreement's initial term is for seven years, provided we begin broadcasting by June 30, 2001. They will make available to us, for satellite radio broadcasting, at least 3,800 audio segments of their program archive. They will also provide other programs for which they have broadcast rights. We have rights and obligations to sell Nightingale-Conant recordings, handling purchases through an 800 number call-in. In return for providing this content, Nightingale-Conant was issued 12,500 shares of our common stock.

Management Services Agreement. We have contracted with MDW, an independent management consultant based in Lake Buff, Illinois., for assistance in developing, recording, editing and delivering our programming to the satellite radio companies. We will pay consulting fees and commissions on certain promotion sales. They have been paid 625 shares of our common stock.

                                   Competition

         IN Radio will be seeking market acceptance of its proposed service in a new, untested market and will compete with established conventional radio stations, which do not charge subscription fees or require the purchase of radio cards or S-band radios and associated miniature satellite dish antennas to receive their services. Many radio stations also carry information programming of a local nature such as local news or traffic reports which we will not be able to offer. We expect that, prior to the commercial launch of satellite radio, some traditional FM and/or AM radio broadcasting stations could begin to transmit digital, compact disc quality signals. In addition, the FCC could grant new licenses which would enable further competition to broadcast satellite radio. New media such as Internet broadcasts could cut into our market. There are many portions of the electromagnetic spectrum that are currently licensed for other uses and certain other portions for which licenses have been granted by the FCC without restriction as to use. These portions of the spectrum could be used for satellite radio broadcasting in the future. The number of competitors in the satellite radio industry could increase in the future and someone may design a satellite radio broadcast system that is superior to the current systems.

                                    Employees

     We have no employees now, other than John Douglas, the Chairman and Chief Executive Officer. Upon closing this offering, we intend to employ the other executives shown under "Management." We have identified experienced people in several of the needed areas. We plan to have 165 employees immediately after we commence digital satellite broadcasting operations. We need to hire a broad range of employees to program our broadcast service, manage operations and engineering, handle sales and promotions, marketing efforts and perform finance, administrative and accounting functions. We expect significant and rapid growth in the scope and complexity of the business as we proceed with the satellite radio system and the commencement of broadcasting.

                              Properties/Facilities

     We are currently located in a temporary facility that has a lease expiring December 31, 1999 (with options to extend.) Our plan is to secure a 18,000 to 20,000 square foot location in San Francisco.

                                Legal Proceedings

     IN Radio is not currently involved in any material litigation or legal proceedings and is not aware of any material litigation or proceeding pending or threatened against it.

                              Government Regulation

         We do not require any FCC license or other regulatory authority to operate our business as planned. However, the satellite radio companies were required to obtain a license from the FCC to launch and operate their satellites. If they have any serious regulatory difficulties with the FCC, it would probably hurt our business. The term of the FCC License with respect to each satellite is eight years, commencing from the date each satellite is declared operational after having been inserted into orbit. Upon the expiration of the term with respect to each satellite, the satellite radio companies will be required to apply for a license renewal. The satellite radio companies believe that the FCC will grant renewals absent significant misconduct on their part. Our business will also be affected by the results of other FCC actions. FCC authorization is necessary for the satellite radio companies to install terrestrial repeating transmitters to rebroadcast the signal in certain urban and other areas where signals from the satellites will be blocked and reception will be adversely affected. The satellite radio companies also need to obtain the rights to use the roofs of certain structures and other strategically positioned towers where the repeating transmitters will be installed. The FCC has also required that the satellite radio companies complete frequency coordination with Canada and Mexico before starting service. The FCC has indicated that it may in the future impose public service obligations on satellite radio licensees, such as channel set-asides for educational programming. Changes in law, FCC regulations or international agreements relating to communications policy generally or to matters relating specifically to the services to be offered by satellite radio could affect their ability to retain the FCC Licenses or the manner in which satellite radio would be offered or regulated.


                           Forward-Looking Statements

This prospectus contains forward-looking statements, based on our current expectations. Our actual results could differ materially from those anticipated in these forward-looking statements, as a result of various factors, including the risks described in this prospectus.



                                   MANAGEMENT

                        Directors and Executive Officers

         Our executive officers and directors and their ages and positions with IN Radio are:

Name                                           Age                              Position
----                                           ---                              --------
Divakar R. Kamath.............................. 51                        Board of Directors

J. Peter Thompson.............................. 56                        Board of Directors

Edgar W. Hirst................................. 56                        Board of Directors

Suzanne M. Lopez............................... 49                        Board of Directors

N. John Douglas................................ 60                        Board of Directors, Chairman
                                                                          and Chief Executive Officer

Gregory J. Douglas............................. 28                        Board of Directors, President
                                                                          and Chief Operating Officer

C. Andrew Whatley.............................. 46                        Executive Vice President-
                                                                          Sales and Marketing

Walter E. Thill................................ 62                        Vice President Finance and
                                                                          Chief Financial and
                                                                          Administrative Officer

William E. Green............................... 62                        Vice President, General
                                                                          Counsel and Secretary

         The term of office for all directors is until the annual meeting of shareholders in 2000. John Douglas and Gregory Douglas have served as directors since the March 9, 1999 incorporation and the other four have served as directors since April 20, 1999. The independent directors and William Green are expected to attend four meetings a year and be available as advisors on request. Members of the audit committee will have one additional meeting a year. From now on, the other officers will devote these percentages of their productive time to IN Radio's business: John Douglas - 90% from now on; Gregory Douglas and Andrew Whatley - 80% from now to the end of this year and 95% from the beginning of 2000; Walter Thill - 70% from now to the end of this year and 80% after that.

                 Background of Directors and Executive Officers

Divakar Kamath is Executive Vice President of Mesbic Ventures Holding Company. He is a Co-founder and Managing Director of Pacesetter Growth Fund and of two specialized investment companies which have combined assets under management of $56 million. He has 18 years of venture capital experience. Before joining Mesbic Ventures in 1995, Mr. Kamath held various leadership positions with Equico Capital Corporation and Fulcrum Venture Capital Corporation. Mr. Kamath is a former Chairman of the Board of Directors of the National Association of Investment Companies. He received a B. Tech. in Metallurgical Engineering from the Indian Institute of Technology in Bombay, India in 1970, an M.S. in Materials Science from Stanford University in 1971, and an M.B.A. in Finance and General Management from the Graduate School of Management at UCLA in 1973.

Peter Thompson, President of Opportunity Capital Corporation, is a Venture Capitalist with over 25 years of experience in providing investment financing to various start-up and later-stage companies. He began as Vice President of Opportunity Capital at its inception in 1971 and has been its President since 1979. He served as a member of the Board of Directors of several of its portfolio companies, of the National Association of Investment Companies, the Bay Area's Small Business Development Corporation and as a member of the Board of Trustees of the Entrepreneurial Growth and Investment Institute. He has an undergraduate degree from Hampton University and an MBA from Wharton School of Business.

Edgar Hirst, is Vice President - Production of Illusion, Inc., which develops and markets interactive extreme sports and other customized attractions for the entertainment industry. Until he accepted that position, he was a consultant to the electronic media industry, from 1995 to 1997, and before that he was with ABC Television for over twenty years as a senior-level executive in television program production, operations, and administration. He was Vice

President - Production for ABC Daytime and Entertainment responsible for the management of such programs as Good Morning America, General Hospital, The Academy Awards, America's Funniest Home Videos, Primetime Emmy Awards, American Music Awards, Comedy Awards, and American Bandstand. Previously, he was Executive-In-Charge of Production for Paramount Domestic Television. In addition, he was the Director, Olympic Operations and Production Control for the 1994 Summer Olympics on ABC Sports and Unit Manager of Broadcast Operations & Engineering in the ABC News Bureau. Mr. Hirst has a B.A. degree from Dartmouth College and a M.S. degree in Business from Columbia University and is a graduate of the Executive Entrepreneur Institute Program.

Suzanne Lopez, Director of the Institute for Unlimited Human Potential since 1985, is a talk show host, guest, columnist, author, lecturer and professor involved in such subjects as relationships, work, family, personal growth, children, and women's issues. She has appeared as a guest expert in a wide range of national shows, such as NBC-TV, Lifetime, ABC-TV, Hard Copy, Leeza, Ricki Lake, Montel Williams, Jenny Jones, Geraldo, Donahue, Sally Jesse Raphael and Gordon Elliot shows. In addition, she is the author of a recently released book by Putnam Books and has been in private practice for almost 20 years. She has a B.F.A. degree from the University of California at Santa Cruz and a M.S. degree in Psychology from California State University at Los Angeles.

John Douglas is the Founder and Chairman/CEO of Information Network Radio, Inc. He has been the Chairman/CEO of OIA, LLC, which includes KBZS-AM (Palo Alto), since 1997. From 1988 to 1998, he was President/CEO of Douglas Broadcasting/PAR Holding, Inc., the 24th largest radio broadcast group in the U.S. in 1997, with 19 stations primarily in major markets. This group included the production and broadcast of the Personal Achievement Radio programming syndicated nationally by ABC Radio Network. He also created AsiaOne Network, the largest group of radio stations broadcasting in Asian languages outside of Asia. Mr. Douglas was also the Founder and Chairman of National Group Television, licensee of KSTS-TV (San Francisco TV market). He was the Creator and News Director of "Business Today", the Nation's first nationally syndicated morning business news TV show and the Executive Producer of "Front Page", a daily, 2-minute news highlight broadcast by the Black Entertainment Television, a major cable programming company. He has 37 years of experience in broadcasting, finance, communications, strategic planning, and technology. Mr. Douglas has served as a member on several boards, including California Broadcasters Association and Z-Spanish Media. He is currently a board member for Radio Advertising Bureau, Comerica Bank - California, and Broadcast Music Industries ("BMI"). He was a Trustee of Bates College until this year. Mr. Douglas has a B.S. degree and M.S. degree in Physics from Bates College and Howard University respectively, and is a graduate of the Executive Program of Darden Graduate School of Business Administration, University of Virginia.

Gregory Douglas is the President/COO of Information Network Radio Inc. Since 1998, he has been President/COO of OIA, LLC and a Partner of Q2 Broadcast, syndicator of Personal Achievement Radio. From 1996 to 1998, he was the Director of Network Operations for Personal Achievement Radio in Los Angeles responsible for the production, operation and distribution of the PAR format. In 1996, he was the General Manager of the two-station Seattle operations of Douglas Broadcasting, Inc. and Station Manager at WBPS - AM in Boston from 1994 to 1996. He was also the Management Information System Manager for DBI, responsible for the traffic/business computer functions as well as the computer networking of DBI/PAR radio outlets. Mr. Douglas has been involved in almost all areas of broadcasting, including traffic, talk-format programming, network automation systems, business, engineering, promotion, production, syndication, marketing, and sales. He has sixteen years of experience in radio, television and computer-related areas. He has a B.A. degree from the University of California at Berkeley, California. He is the son of John Douglas.

Andy Whatley is the Executive Vice President - Marketing and Sales of Information Network Radio, Inc. He is also Partner of Q2 Broadcast (since 1998) and Vice President of OIA, LLC (beginning January, 1999.) He was the General Manager of KYPA-AM in Los Angeles from 1996 to 1998. He has more than 25 years of media experience including radio, television, print and media brokerage, including 19 years of broadcast management experience, and 15 years of radio ownership. He established a joint venture media group (Great Electric Media Group) and was its Vice President and General Manager from 1987 to 1996. It included four radio stations, a weekly television program and a visitor market publication. He attended the University of Texas at El Paso majoring in Mass Communications/Radio and Television and holds a Bachelor of Arts Degree.

Walter Thill is the Vice President - Finance and Administration and CFO of Information Network Radio, Inc. Since 1997, he has been controller of Ally Capital and consultant to NationsBanc Montgomery Securities LLC and its predecessor. He was the Vice President of Operations and Finance and also General Manager of Healthcare for the California College of Podiatric Medicine from 1995 to 1997. He also acted as the interim General Manager at

Serrano Irrigation District. In addition, he was an Independent Management Consultant to companies in the mergers and acquisitions, distressed situations, and leveraged buyouts areas. During that time, he also served as interim CFO for six other companies. Mr. Thill was Director of Strategic Planning at Castle & Cooke, Inc. (now Dole Foods), a NYSE company, responsible for the review of the food industry for acquisitions and strategic planning for the company's food and other businesses. He was also the former President of the Corporate Planners Association. Mr. Thill has an AB from Cornell University and a MBA from the University of Michigan and he earned his CPA while in Michigan.

William Green is the Vice President, General Counsel and Secretary for Information Network Radio, Inc. Since 1974, he has had a private law practice, William Green & Associates, located in Palo Alto, California. He was the Corporate Secretary and Legal Counsel for Douglas Broadcasting, Inc. and Personal Achievement Radio. Formerly, he was the Assistant General Counsel for Boise Cascade Corp. He was also Associate Counsel and Associate Patent Counsel of Sybron Corp., a Fortune 500 Company, representing the Corporation in its general legal affairs, mergers and acquisitions activity and patent and trademark matters. He was also employed as a patent coordinator at the Applied Research Laboratories of United States Steel Corp. He is a former member on the Executive and Audit Committees of the National Board of Governors of the American Red Cross and Mr. Green was also on the Executive Committee of the Board of Governors of United Way of America. He is a graduate of the University of Pittsburgh with a B.S. degree in Chemistry. He has a L.L.B. degree from Duquesne University School of Law and was Managing Editor of the Law Review. Mr. Green passed the Bar in California, Pennsylvania and New York. He is a member of the Charles Houston, State of California, American, and National Patent Law Bar Associations. He is a Director of the Williams Companies, A NYSE and Fortune 500 Company.

Indemnification of Directors and Officers

     Our Articles of Incorporation provide that the liability of the directors for monetary damages shall be eliminated to the fullest extent permissible under California law. We have been advised that, in the opinion of the Securities and Exchange Commission, permitting indemnification to directors, officers and controlling persons for liabilities arising under the federal securities laws is against public policy and unenforceable.

Board Committees

     An audit committee of nonemployee directors meets with our independent public accountants and reviews our internal accounting procedures. Divakar R. Kamath and J. Peter Thompson currently constitute the audit committee.

Director Compensation

     We do not currently compensate directors for their services, except to reimburse them for their travel expenses in attending board and committee meetings. After we begin satellite radio service, each director who is not a full-time employee of IN Radio will receive options to purchase shares under the stock incentive compensation plan to be adopted, as well as quarterly payments.

Executive Compensation

     No compensation has yet been paid to any of our executives. We expect to pay a $100,000 salary to John Douglas in 1999. We intend to hire the other executive officers upon closing of this offering, each one at a salary not to exceed $100,000 a year. We have planned no other forms of compensation, such as bonuses or stock options, to be paid to executives in 1999.

Stock Option Plan

      The Board of Directors has reserved shares equal to 10% of our outstanding common stock for issuance to employees, officers, directors and consultants pursuant to a stock incentive option plan they expect to adopt.

                              CERTAIN TRANSACTIONS

     106,700 of the shares outstanding before this offering were issued in exchange for ownership in the predeccessor limited liability company and in Personal Achievement Live, LLC and AsiaOne Network, LLC, which are both now completely owned by IN Radio. Each of the persons to whom the shares were issued are officers and are listed in the "Principal Shareholders" table in this prospectus.

     It is our policy that all material related party transactions will be on terms that are no less favorable to IN Radio than those that can be obtained from unaffiliated third parties and must be approved by a majority of our independent, disinterested directors.

                             PRINCIPAL SHAREHOLDERS

     The founding executive officers and directors of IN Radio will own 106,700 shares, or approximately 53.4% of its outstanding common stock, after sale of all the shares in this offering. They will be able to control election of a majority of the board of directors and other corporate action. Such a concentration of ownership may have the effect of delaying or preventing a change of control.

     The following table shows the beneficial ownership of IN Radio's common stock immediately prior to this offering, and as adjusted to reflect the sale of the shares being offered, for shares owned by (i) each of IN Radio's directors and executive officers , (ii) each shareowner we know to own beneficially 5% or more of the outstanding shares of our common stock and (iii) all directors and officers as a group. We believe that the beneficial owners of the common stock listed below, based on information they furnished, have sole investment and voting power over their shares, subject to community property laws where applicable.

Name and Address of Owner              Number of      Percentage of Total Common Stock Beneficially Owned
                                       Shares
                                       Beneficially
                                       Owned
                                                      Before Offering             After Offering
N. John Douglas                       89,500              74.7%                        44.8%
114 Sansome Street, Suite 1410
San Francisco, CA  94104

Gregory J. Douglas                     7,700               3.9                          6.4
114 Sansome Street, Suite 1410
San Francisco, CA  94104

C. Andrew Whatley                      7,700               6.4                          3.9
114 Sansome Street, Suite 1410
San Francisco, CA  94104

Walter E. Thill                        1,500               1.3                          0.8
114 Sansome Street, Suite 1410
San Francisco, CA 94104

William E. Green                         300               0.2                          0.2
550 Hamilton Avenue
Palo Alto, CA 94301

Nightingale-Conant                    12,500              10.4                          6.3
7300 Lehigh Avenue
Niles, IL  60714

All directors and executive          106,700              89.0                         53.4
officers as a group (5 Persons)

* Does not include any additional dilution from shares issued in additional financings or upon exercise of any options issued under the proposed stock incentive option plan.

                           DESCRIPTION OF COMMON STOCK

     IN Radio has authorized 10,000,000 shares of common stock, without par value. There were 119,825 shares of common stock outstanding immediately prior to this offering, which were held of record by seven shareowners. Owners of common stock are entitled to one vote for each share held of record on all matters to be voted on by shareowners, except that, upon giving the legally required notice, shareowners may cumulate their votes in the election of directors. The shareowners are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available. Our board of directors does not currently anticipate paying any dividends. Any debt or preferred stock financing we may use would probably restrict dividend payments. In the event of liquidation, dissolution or winding up of the corporation, the shareowners are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities. Shareowners, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock, and the shares issued in this offering, will be fully paid and nonassessable. The transfer agent and registrar for our common stock is American Securities Transfer & Trust, Inc.

                        SHARES ELIGIBLE FOR FUTURE RESALE

     Legal ability to sell. The shares sold in this offering will be freely tradable without restriction or registration under federal securities laws. Sales of shares to residents of certain states or jurisdictions may require registration or an applicable exemption from registration provisions of the shares in those states or jurisdictions. The 119,825 shares of common stock previously issued are "restricted securities" and may not be sold in a public distribution except in compliance with those securities laws. After those shares have been held for more than a year, they could, under applicable securities laws, be offered for sale through any trading market, if reporting and other requirements were met. They could also be sold in a transaction negotiated directly with a buyer. This ability to sell could have the effect of keeping any investor demand from increasing the price at which shares may be sold after this offering is over. All of the executive officers have agreed not to sell any of their 106,700 shares for a year after completion of this offering. In return, IN Radio has agreed to include, in any registered public offering we make, any of their shares they ask to be included, and to pay the costs of registration and sale (except any commissions or underwriting fees.)

     Absence of any trading market. Investors in this offering should be prepared for there being no liquid trading market or other mechanics for converting their shares back into cash. We have no plans to apply for exchange listing or interdealer market making immediately after this offering. The number of shareowners after this offering will probably be too limited to attract any securities dealers into creating a trading market. We plan a second public offering after the launch of broadcasting on satellite radio. We expect there would be a trading market after that, but any further offering and trading market may be delayed or may not happen. Shareholders would have to arrange their own private sale of shares, until a trading market existed or there was another way to convert their shares back into cash. Acquisitions of or by IN Radio, or some other event, could also result in cash payment to shareowners or in a trading market.

    Tax effects of selling "Small Business Stock." Individuals buying shares in this offering, and holding them for at least five years, would pay a maximum 14% effective tax rate on any gain from their sale, under existing tax laws. Or, no tax at all would be payable on the sales proceeds "rolled over" into the purchase of other "small business stock," within 60 days of the sale. This favorable tax treatment could be changed. Various conditions and limitations apply. Shareholders will want to consult their own tax advisor if this tax effect is important in their investment decision.

                              PLAN OF DISTRIBUTION

General

     Announcements of this offering will be communicated to persons selected by our officers and directors. A copy of this prospectus will be delivered to those who request it, together with the share purchase order. All shares will be sold at the public offering price of $100.00 per share and a minimum purchase of 250 shares is required. We reserve the right to reject any share purchase order in full or in part.

     IN Radio will only effect offers and sales of shares through N. John Douglas, its Chairman and Chief Executive Officer, or Walter E. Thill, its Vice President Finance and Chief Financial and Administrative Officer. Only Messrs. Douglas or Thill will sign share purchase orders on our behalf and they will be the only individuals who will conduct activities that involve making oral solicitations or approval of written communications. They will not receive, directly or indirectly, any commissions or other remuneration based either directly or indirectly on transactions in securities. Their activities are intended to be within Rule 3a4-1 of the federal Securities Exchange Act of 1934 and the securities regulations of certain states. Some states may require Mr. Douglas or Mr. Thill to be registered or licensed as an issuer representative or sales agent.

     This direct offering by IN Radio differs from a "firm commitment underwriting," in which one or more registered securities dealers either purchase all of the shares, for resale to their customers, or no shares are sold at all. In our direct offering, we may not sell all of the shares offered. That means that we may receive only a portion of the offering proceeds that we intend to use for development of our business and operation until we reach positive cash flow from operations. When a securities dealer acts as an underwriter, it assumes certain legal responsibilities under the federal securities laws. To create a defense against potential liability to persons who buy shares in the underwriting, the dealer may perform a "due diligence" investigation of the business issuing shares. In this direct offering, there is no securities dealer performing that investigation.

Determination of Offering Price

     Prior to this offering there has been no market for our shares of common stock. Our Board of Directors has determined the public offering price. Among factors considered in determining the public offering price were IN Radio's future prospects, the state of the markets for its services, the experience of management and the economics of the industry in general.

                                     EXPERTS

     IN Radio's Financial Statements as of and for the period ended March 31, 1999, audited by Hollander, Lumer & Co. LLP, independent auditors, have been included in this Prospectus in reliance upon their report, which is also included in this Prospectus.

                              AVAILABLE INFORMATION

     This prospectus is part of a registration statement on Form SB-2 filed under the Securities Act of 1933. This prospectus does not contain all of the information in the Registration Statement and its exhibits. Statements in this prospectus about any contract or other document are just summaries. You may be able to read the complete document as an exhibit to the Registration Statement.

     IN Radio will have to file reports under the Securities Exchange Act of 1934. You may read and copy the Registration Statement and our reports at the Commission's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. (You may telephone the Commission's Public Reference Branch at 800-SEC-0330.) Our
Registration Statement and reports are also available on the Commission's Internet site at http://www.sec.gov.

     We intend to furnish our shareowners with annual reports containing financial statements audited by an independent public accounting firm after the end of each fiscal year.


                          INDEX TO FINANCIAL STATEMENTS



         Independent Auditors' Report                                  F-1

         Balance Sheet                                                 F-2

         Statement of Operations                                       F-3

         Statement of Stockholders' Deficiency                         F-4

         Statement of Cash Flows                                       F-5

         Notes to Financial Statements                                 F-6

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Information Network Radio, Inc.
San Francisco, California


We have audited the  accompanying  balance sheet of  Information  Network Radio,
Inc. (A Development  Stage Company),  a successor to Information  Network Radio,
LLC, as of March 31, 1999, and the related statements of operations, stockholders' deficiency, and cash flows for the period from September 18, 1998 (inception) through March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Information Network Radio, Inc. as of March 31, 1999, and the results of its operations and its cash flows for the initial period then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, there is a substantial doubt about the ability of the Company to continue as a going concern. The Company is a development stage company that has incurred a net loss for the initial period ended March 31, 1999. The Company has significant capital requirements to continue with its development plan. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                      HOLLANDER, LUMER & CO. LLP

Los Angeles, California
April 6, 1999

                         INFORMATION NETWORK RADIO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                                 BALANCE SHEET
                                 MARCH 31, 1999


                                     ASSETS
CURRENT ASSETS

  Cash                                                          $       3,651
  Deferred offering costs                                              12,000
                                                                --------------
                TOTAL CURRENT ASSETS                                   15,651
                                                                --------------
                TOTAL ASSETS                                    $      15,651
                                                                ==============



                              LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES

  Accounts payable                                              $       1,400
  Loans payable                                                        26,000
                                                                --------------
                TOTAL CURRENT LIABILITIES                              27,400

STOCKHOLDERS' DEFICIENCY
  Common stock, no par value; authorized 10,000,000 shares;
     issued and outstanding - 106,700 shares                           10,000
  Deficit accumulated during the development stage                    (21,749)
                                                                --------------
                TOTAL STOCKHOLDERS' DEFICIENCY                        (11,749)
                                                                ==============

                TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY  $      15,651
                                                                ==============



                 See accompanying Notes to Financial Statements

                       INFORMATION NETWORK RADIO, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENT OF OPERATIONS
      FOR THE PERIOD FROM SEPTEMBER 18, 1998 (INCEPTION) TO MARCH 31, 1999




REVENUES                                                   $                -

OPERATING EXPENSES                                                      21,749
                                                           --------------------

NET LOSS                                                   $           (21,749)
                                                           ====================

LOSS PER SHARE                                             $             (0.18)
                                                           ====================

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING                   123,785
                                                           ====================


                 See accompanying Notes to Financial Statements

                        INFORMATION NETWORK RADIO, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                     STATEMENT OF STOCKHOLDERS' DEFICIENCY
      FOR THE PERIOD FROM SEPTEMBER 18, 1998 (INCEPTION) TO MARCH 31, 1999





                                                                              Deficit
                                                                            Accumulated
                                                  Common Stock              During The
                                         -------------------------------    Development
                                             Shares           Amount           Stage             Total
                                         --------------  ---------------  ----------------  ---------------
Common stock issued                             106,700  $        10,000  $           -     $        10,000
Net loss incurred during the period                 -                -             (21,749)         (21,749)
                                         --------------  ---------------  ----------------  ---------------
Balance, March 31, 1999                         106,700  $        10,000  $        (21,749) $       (11,749)
                                         ==============  ===============  ================  ===============

                 See accompanying Notes to Financial Statements

                        INFORMATION NETWORK RADIO, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENT OF CASH FLOWS
      FOR THE PERIOD FROM SEPTEMBER 18, 1998 (INCEPTION) TO MARCH 31, 1999





CASH FLOWS FROM OPERATING ACTIVITIES

     Net loss                                              $    (21,749)
     Adjustments to reconcile net loss to net
          cash used in operating activities:
          Increase in accounts payable                            1,400
                                                           ------------

NET CASH USED IN OPERATING ACTIVITIES                           (20,349)
                                                           ------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Deferred offering costs                                    (12,000)
     Proceeds from loans payable                                 26,000
     Capital contributions                                       10,000
                                                           ------------

          NET CASH PROVIDED BY FINANCING ACTIVITIES              24,000
                                                           ------------

CASH AT END OF PERIOD                                      $      3,651
                                                           ============


                 See accompanying Notes to Financial Statements

                         INFORMATION NETWORK RADIO, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

             Nature of Business

             Information Network Radio, Inc. (the "Company") was incorporated in California on March 9, 1999. On March 10, 1999, the Company issued 106,700 shares of common stock to the members of Information Network Radio, LLC, its predecessor, pursuant to an Agreement of Merger. Information Network Radio, LLC was a Delaware Limited Liability Company formed on September 18, 1998. The accompanying financial statements include the results of operations of the Company's predecessor for the period from inception to March 9, 1999.

             The  Company  is  involved  in  developing  and  producing   unique
             talk-formatted audio programming for a new service providing digital satellite transmission directly to vehicles and homes. Revenues are projected to begin on October 1, 2000 when the satellites are to have been launched. Revenues will come primarily from selling up to 12 minutes an hour of commercial advertising messages and company-sponsored programs.

             Going Concern

             The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As shown in the financial statements, from inception through March 31, 1999, the Company incurred net loss of $21,749, which was funded by the initial capital contributions and advances from the principal stockholder. Management is currently preparing for a direct public offering of the Company's common stock to obtain additional funds so that the Company can meet its obligations and sustain its development activities. If the Company is unable to successfully complete an offering or obtain funding from other sources, the Company will not be able to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

             Deferred Offering Costs

             The Company records incremental costs directly attributable to the proposed offering of securities as deferred offering costs. These costs will be charged against the gross proceeds of the offering, upon its completion. If the offering is not completed, these costs will be expensed.

             Use of Estimates

             The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

             Fair Value of Financial Instruments

             The fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. Considerable judgment is required to develop estimates of fair values; therefore, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions and/or estimation methodologies may be material to the estimated fair value amounts. The Company estimates that the fair value of its financial instruments approximates their carrying value.

                         INFORMATION NETWORK RADIO, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1999

             Broadcast Rights

             The Company owns the right to utilize a satellite network over an agree-upon license period. The Company capitalizes certain costs to acquire these rights. The Company's policy is to amortize the cost of these rights on a straight-line basis over the term of the contract.

             Income Taxes

             The Company elected to be taxed as a partnership for federal income tax purposes for the period from inception through March 9, 1999. Accordingly, the members, in their individual tax returns, report any tax on income of the Company.

             Effective March 10, 1999, the Company is subject to corporate tax rates. The Company utilizes the asset and liability method for income taxes. Under this method, deferred tax assets and
             liabilities   are  recognized  for  the  future  tax   consequences
             attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

             Earnings (Loss) Per Share

             Effective  March  31,  1999,  the  Company  adopted   Statement  of
             Financial Accounting Standards No.128 ("SFAS No. 128"), Earnings Per Share ("EPS") which established simplified standards for computing and presenting earnings per share information. Basic earnings (loss) per common share is based upon the net earnings
             (loss) applicable to common shares after preferred dividend requirements and upon the weighted average number of common shares outstanding during the period. Diluted earnings per common share adjusts for the effect of convertible securities, stock options and warrants only in the periods presented in which such effect would have been dilutive.

             Staff Accounting Bulletin No. 98 ("SAB 98") describes the Securities and Exchange Commission ("SEC") staff's interpretations and practices on EPS computations in an initial public offering. In applying the requirements of SFAS No. 128, the staff believes that nominal issuances are recapitalizations in substance. In computing basic EPS for the periods covered by income statements included in the registration statement and in subsequent filings with the SEC, nominal issuances of common stock should be reflected in a manner similar to a stock split or stock dividend for which retroactive treatment is required by paragraph 54 of SFAS No. 128. In computing diluted EPS for such periods, nominal issuances of common stock and potential common stock should be reflected in a manner similar to a stock split or stock dividend.

             Pursuant to SAB 98, the Company accounted for the subsequent issuance of 17,085 shares of common stock as outstanding for the historical period presented.

NOTE 2 - COMMITMENTS

             On January 28, 1999, the Company entered into an agreement for legal and related services for its direct public offering of common stock. The agreement requires sixteen semi-monthly payments of $3,000 each followed by one payment of $2,000. Consulting fees paid during the period ended March 31, 1999 totaled $12,000. Upon completion of the contemplated public offering, for at least any minimum amount offered, the agreement also requires a payment of $25,000, of which half would be in the Company's shares of common stock, at the public offering price.

                         INFORMATION NETWORK RADIO, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1999



             During the period ended March 31, 1999, the Company entered into contracts with providers of satellite radio transmission granting them a license to transmit the Company's programming. The contracts expire five years after service begins and have provisions for renewals. The contracts allow the licensees the right to use, or to dispose of the right to use, commercial time beginning with one minute per hour in the first year of the contract and increasing to 50% of the net commercial time available (however no less than five minutes) per each hour. Modifications to these agreements are currently being negotiated.


NOTE 3 - RELATED PARTY TRANSACTIONS

             The majority stockholder made advances to the Company, bearing interest at 6.00% and payable on demand. At March 31, 1999, aggregate advances were $26,000.

             The Company's principal stockholder and companies owned and/or controlled by him have provided corporate services at no cost to the Company.


NOTE 4 - SUBSEQUENT EVENTS

             The Company issued 17,085 shares to certain companies for management consulting services, programming content and for extension of satellite radio transmission contracts. These additional shares were valued at $1,708,500 based on the public offering price of $100 per share.

             Pro forma unaudited financial information of the Company is as follows:

                                                                                              Pro Forma
               Balance Sheet:                                                     ----------------------------------
                                                                     Historical      Adjustments       Pro Forma
                                                                   -------------------------------------------------
                  Total Current Assets                             $   15,651                       $      15,651
                   Intangible Assets                                              $  1,646,000 (1)  $   1,646,000
                   Total Assets                                    $   15,651     $  1,646,000 (1)  $   1,661,651
                   Total Liabilities                               $   27,400                       $      27,400
                   Stockholders' Equity (Deficiency)               $  (11,749)    $  1,646,000 (1)  $   1,634,251

               Statement of Operations:
                   Net loss                                        $  (21,749)    $    (62,500)(2)  $     (84,249)
                   Loss per share                                  $    (0.18)            (.50)     $       (0.68)
                   Weighted average number of common shares
                     outstanding                                   $   123,785                      $      123,785

             Pro forma adjustments are as follows:

         1. Issuance of 16,460 shares of common stock for programming and satellite broadcast rights.
         2.  Issuance of 625 shares of common stock
             for marketing services.

                PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

     The Registrant's Articles of Incorporation, Article V, and Bylaws, Article VI, provide that the Registrant shall indemnify any officer, director or former officer or director, to the fullest extent permitted by California law.

     We have been advised that, in the opinion of the Securities and Exchange Commission, permitting indemnification to directors, officers and controlling persons for liabilities arising under the federal securities laws is against public policy and unenforceable.

Item 25.  Other Expenses of Issuance and Distribution.

     Expenses of the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows, assuming the Maximum offering amount is sold:


     Securities and Exchange Commission filing fee.................   $    2,224
     Blue sky fees and expenses....................................        3,000
     Accountant's fees and expenses................................       12,000
     Special Counsel's fees and expenses...........................       75,000
     General Counsel's fees and expenses...........................       15,000
     Printing and Edgar filer .....................................        5,000
     Postage and other delivery media..............................        1,000
     Marketing expenses, including travel..........................       10,000
     Miscellaneous.................................................       26,776
                                                                      ----------
          Total....................................................   $  150,000
                                                                      ==========
          (The Registrant will bear all these expenses.)

Item 26.  Recent Sales of Unregistered Securities.

(a) The following information is given for all securities that the Registrant sold within the past three years without registering the securities under the Securities Act.

                 Date                      Title                     Amount
                 ----                     ------                     ------
         (1) March 22, 1999            common stock              106,700 shares
         (2)  June 24, 1999            common stock               12,500 shares
         (3)  June 24, 1999            common stock                  625 shares


(b) No underwriters were used in connection with any of the issuances of shares. The classes of persons to whom the Registrant issued shares were:

         (1) The five founding officers of the Registrant
         (2) Nightingale Conant, a major contractor of content for Registrant's programming.
         (3) MDW,  a  management,  marketing,  sales  and   product  fulfillment
             consultant.

(c) There were no underwriting discounts or commissions. The transactions and the types and amounts of consideration received by the Registrant were:

         (1) Transfer of contractual rights and development, as owners of Information Network Radio, LLC.
         (2) Agreement  to  provide   programming  content  for Registrant's PAL
             satellite radio channels.
         (3) Agreement to consult on Registrant's marketing, sales and product fulfillment.

(d) The sections of the Securities Act under which the Registrant claims exemption from registration and the facts relied upon to make the exemption available are:

         (1) Section 4(2). This was a transaction between the Registrant and its founding officers, who continue to own all the shares.
         (2) Section 4(2). The transaction was between the Registrant and its major provider to date of content for the Registrant's digital satellite radio programming.
         (3) Section 4(2). The transaction was between the Registrant and its management consulting firm.

Item 27.  Exhibits

         The exhibits listed below are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B.

Exhibit
 Number                                    Description
-------                                    -----------

  3.1  Articles of Incorporation of the Registrant, dated March 9, 1999
  3.2  By-laws of the Registrant
  4.1  Article II, pages 2-15, of the By-laws (Reference is made to Exhibit 3.2)
  4.2  Form of common  stock  certificate
  5 Opinion and consent of counsel with respect to the legality of the shares being registered
 10.1  Radio License Agreement with CD Radio Inc.
 10.2  Programming Partner Agreement with XM Satellite
 10.3  Programming   Services  and   Equity  Agreement  with  Nightingale-Conant
       Corporation
 21 List of Registrant's subsidiaries, states of organization and names under which they do business.
 23.1  Consent of Hollander, Lumer & Co. LLP.
 23.2  Consent of counsel (Reference is made to Exhibit 5.)
 24    Power of Attorney
 27    Financial Data Schedule
 99.1  Share Purchase Order
 99.2  Agreement Not to Sell Shares
---------------------------
Note: All exhibits have been filed with the Registration Statement and its Amendment No. 1.

Item 28.  Undertakings.

     (a) The Registrant hereby undertakes that it will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

              (i) Include any prospectus required by section 10(a)(3) of the Securities Act;
              (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and
              (iii) Include any  additional or changed  material  information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (e) The registrant has been advised that, in the opinion of the Securities and Exchange Commission, indemnification to directors, officers and controlling persons of the registrant for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Pre-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, in San Francisco, California, on July 8, 1999.


                                   INFORMATION NETWORK RADIO, INC. (Issuer)

                                   By   S/N. John Douglas
                                        ----------------------------------------
                                        N. John Douglas, Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 2 to registration statement was signed by the following persons in the capacities and on the dates stated.

                 Signature                                    Title                                       Date
                 ---------                                    -----                                       ----
   S/N. John Douglas                                 Chief Executive Officer and                       July 8, 1999
--------------------------------------------         Chairman of the Board of Directors
   N. John Douglas


   S/Gregory D. Douglas*                             President, Chief Operating Officer                July 8, 1999
--------------------------------------------         and Director
   Gregory D. Douglas


   S/Walter E. Thill*                                Vice President Finance and Chief                  July 8, 1999
--------------------------------------------         Financial and Administrative Officer
   Walter E. Thill                                   (Principal financial and accounting officer)


   S/Divakar R. Kamath*                              Director                                          July 8, 1999
--------------------------------------------
   Divakar R. Kamath


   S/J. Peter Thompson*                              Director                                          July 8, 1999
--------------------------------------------
   J. Peter Thompson


   S/Edgar W. Hirst*                                 Director                                          July 8, 1999
--------------------------------------------
   Edgar W. Hirst


   S/Suzanne M. Lopez*                               Director                                          July 8, 1999
--------------------------------------------
   Suzanne M. Lopez


*     S/N. John Douglas                                                                                July 8, 1999
--------------------------------------------
      N. John Douglas
      Attorney-in-fact